                                                                     EXHIBIT 8.1

                [GARDERE, WYNNE, SEWELL & RIGGS LLP LETTERHEAD]

March __, 1998


Smith International, Inc.
16740 Hardy Street
P.O. Box 60068
Houston, Texas 77205

RE:      MERGER AGREEMENT WITH WILSON INDUSTRIES, INC.

Gentlemen:

We have acted as counsel to Smith International, Inc., a Delaware corporation ("Parent"), in connection with (i) the Registration Statement on Form S-4 of Parent, to which this opinion letter is filed as an exhibit (the "Registration Statement"), which includes a Proxy Statement/Prospectus of Parent and Wilson Industries, Inc., a Texas corporation (the "Company") ("Proxy Statement/Prospectus"), and (ii) the merger of SII Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Parent ("Sub"), with and into the Company with the Company surviving, pursuant to the Merger Agreement, dated as of January 19, 1998, among Parent, Sub and the Company (the "Agreement"). As a result of the Merger, the shareholders of the Company will exchange their shares of common stock of the Company ("Company Common Stock") solely for shares of voting common stock of Parent ("Parent Common Stock") and cash in lieu of fractional shares of Parent Common Stock. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning ascribed to such term in the Agreement.

We have examined, are familiar with, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of originals or copies, certified or otherwise authenticated to our satisfaction, of such documents (including all exhibits and schedules thereto) and records of Parent, Sub, the Company and its Subsidiaries, and such statutes, regulations and instruments as we have deemed necessary or advisable for the purposes of this opinion letter, including, without limitation, (i) the Agreement, (ii) representations (the "Representations") made in connection with the Merger by Parent, Sub and the Company and by various shareholders of the Company and (iii) the Proxy Statement/Prospectus.

In connection with rendering our opinion, we have assumed the accuracy of the Representations. We have also assumed the due authorization, execution and delivery of the Agreement by the Company, Parent and Sub and that the Agreement constitutes the legal, valid and binding

March __, 1998
Page 2

obligation of the Company, Parent and Sub, enforceable against each party in accordance with its terms. We have also assumed that the Merger will constitute a merger under the applicable laws of Texas.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we hereby confirm that, in our opinion, the statements contained in paragraphs (a) - (e) in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences" to the extent they constitute matters of law or legal conclusions with respect thereto, are accurate.

This opinion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing regulations thereunder, published rulings and court decisions, all of which are subject to change at any time, which change may be retroactive. Except as stated above, we express no opinion with respect to any other matter.

We hereby consent to the use of our name in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences" and "Certain Terms of the Merger -- Conditions to the Merger -- Additional Conditions to the Obligations of Smith and Merger Sub -- Tax Opinion" and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to this letter, as that term is used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

GARDERE & WYNNE, L.L.P.


By:      Michael J. Donohue, Partner